Exhibit 99.(10)

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated April 28, 2017 for Jefferson National Life of New York Annuity Account 1 in the Registration Statement on Form N-4 (No. 333-198590 and 811-22994) and the related Prospectus of Jefferson National Life of New York Annuity Account 1 dated May 1, 2017.

We also consent to the use of our report on Jefferson National Life Insurance Company of New York dated March 31, 2017 included in this Registration Statement. Such report expresses our opinion that Jefferson National Life Insurance Company of New York’s statutory-basis financial statements present fairly, in all material respects, the financial position of Jefferson National Life Insurance Company of New York at December 31, 2016 and 2015, and the results of its operations, changes in its capital and surplus and its cash flows for the year ended December 31, 2016 and the period from April 17, 2015 (inception) through December 31, 2015 in conformity with statutory accounting practices prescribed or permitted by the New York Department of Financial Services and not in conformity with accounting principles generally accepted in the United States.

BDO USA, LLP

New York, New York

April 28, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.